Exhibit 16.1
November 7, 2014

Securities and Exchange Commission 3 World Trade Center, Suite 4300 New York, New York 10281-1022

Re: NoticePursuanttoRegulationS-KItem 3.04

Gentlemen:

We have read the statements made by World Surveillance Group, Inc. (copy attached) which, we understand, will be filed with the Commission pursuant to the requirements of Form 8-K, Item 4.01 of Regulation S-K Item 3.04(a) under the Securities Exchange Act of 1934. We agree with the statements contained therein regarding those items required to be reported pursuant Regulation S-K Item 304(a).

Very truly yours,

Rosen Seymour Shapss Martin & Company LLP
757 Third Avenue
New York, N.Y. 10017-2049

Attachment

Steven Bibas